UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Apartment Investment and Management Company

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4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 27, 2009

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Monday, April 27, 2009, at 8:00 a.m. at the Four Seasons Hotel, One Logan Square, Philadelphia, PA 19103, for the following purposes:

1. To elect seven directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009;

3. To consider and vote on a stockholder proposal described in the accompanying proxy statement, if this proposal is presented at the meeting; and

4. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on February 27, 2009, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

For the second year, we are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about March 9, 2009, we intend to mail our stockholders a notice containing instructions on how to access our 2009 proxy statement (the “Proxy Statement”), Annual Report on Form 10-K for the year ended December 31, 2008, and 2008 Corporate Citizenship Report and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa R. Cohn
Secretary

March 5, 2009

Important Notice Regarding the Availability of Proxy Materials for
Aimco’s Annual Meeting of Stockholders to be held on April 27, 2009.

This Proxy Statement, Aimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and 2008 Corporate Citizenship Report are available free of charge at the following website: www.edocumentview.com/aiv.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2009

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2009 Annual Meeting (the “Meeting”). The Meeting will be held on Monday, April 27, 2009, at 8:00 a.m. at the Four Seasons Hotel, One Logan Square, Philadelphia, PA 19103, and at any and all adjournments or postponements thereof.

Pursuant to rules recently adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about March 9, 2009. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made by mail on behalf of Aimco’s Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of The Altman Group, Inc., for an estimated fee of $6,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, February 27, 2009 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 117,298,253 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”), you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Aimco. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to February 27, 2009, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The principal executive offices of the Company are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each annual meeting of stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons. The Board currently consists of eight directors. Thomas L. Rhodes has notified us of his decision not to stand for reelection to the Board at the Meeting, which decision is not the result of any disagreement with the Company. Immediately following the retirement of Mr. Rhodes from the Board at the time of the Meeting, the size of the Board will be reduced to seven.

The nominees for election to the seven positions on the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:

James N. Bailey
Terry Considine
Richard S. Ellwood
Thomas L. Keltner
J. Landis Martin
Robert A. Miller
Michael A. Stein

Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, and Stein were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Bailey, Ellwood, Keltner, Martin, Miller, and Stein are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, and Stein to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than seven nominees.

The vote of a plurality of all the votes cast at the Meeting at which a quorum is present is sufficient for the election of a director. For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the seven nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE SEVEN NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2008, was selected by the Audit Committee to act in the same capacity for the fiscal year ending December 31, 2009, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2008 and 2007, are described below under the caption “Principal Accountant Fees and Services.”

Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG LLP.

PROPOSAL 3:

A stockholder has submitted the following proposal. The proposal will be voted on at the Meeting if the proponent is present at the Meeting and submits the proposal for a vote.

In accordance with federal securities law regulations, Aimco includes the stockholder proposal and the related supporting statements as submitted by the proponents, without editing by Aimco. To easily distinguish between material provided by the proponent and information the Board would like you to consider, Aimco has put a box around material provided by the proponent.

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, who is the beneficial owner of 1,596 shares of Common Stock, has given notice that it intends to introduce the following resolution at the Meeting.

STOCKHOLDER PROPOSAL

Resolved:  That the shareholders of Apartment Investment and Management Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (charter or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, the Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority standard. With a majority vote standard in place, the board can take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

STATEMENT OF BOARD OF DIRECTORS

The Board has considered the proposal set forth above relating to majority voting in uncontested director elections and has determined not to oppose the proposal and to make no voting recommendation to stockholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by stockholders.

The Board has been mindful of recent governance developments on the subject of majority-voting in the election of directors and has examined the issue very closely. Since Aimco’s initial public offering in 1994, each Director nominee has typically received the affirmative vote of more than 90% of the shares voted at the annual meeting of stockholders (and only in one instance did a single director nominee receive less — and he still was elected by a clear majority). As a result, majority voting would have had no effect on the outcome of our election process during the past 15 years.

Moreover, the Board has historically been comprised of highly qualified Directors, substantially all of whom have been “independent” within the meaning of standards adopted by the New York Stock Exchange. Each of these Directors was elected without majority voting. Because our stockholders have a history of electing highly qualified, independent Directors, the Board does not believe that a change to a majority voting standard would necessarily improve our corporate governance processes.

The Board recognizes that majority voting in the election of directors is a relatively new corporate governance development and that there are valid arguments on both sides of the issue. Accordingly, the Board wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation that the Board might make.

The affirmative vote of a majority of the votes cast regarding the proposal is required to adopt the proposal. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions.

THE BOARD OF DIRECTORS IS NOT OPPOSING THIS PROPOSAL AND MAKES
NO VOTING RECOMMENDATION TO STOCKHOLDERS.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position

Terry Considine	61	July 1994	Chairman of the Board and Chief Executive Officer
Timothy J. Beaudin	50	October 2005	President and Chief Operating Officer
Lisa R. Cohn	40	December 2007	Executive Vice President, General Counsel and Secretary
Miles Cortez	65	August 2001	Executive Vice President and Chief Administrative Officer
James G. Purvis	56	February 2003	Executive Vice President — Human Resources
David Robertson	43	February 2002	President, Chief Investment Officer and Chief Financial Officer
James N. Bailey	62	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee
Richard S. Ellwood	77	July 1994	Director
Thomas L. Keltner	62	April 2007	Director
J. Landis Martin	63	July 1994	Director, Chairman of the Compensation and Human Resources Committee, Lead Independent Director
Robert A. Miller	63	April 2007	Director
Michael A. Stein	59	October 2004	Director, Chairman of the Audit Committee

The following is a biographical summary for at least the past five years of the current directors and executive officers of the Company, other than Mr. Rhodes who has notified us of his decision not to stand for reelection to the Board at the Meeting, which decision is not the result of any disagreement with the Company.

Terry Considine.  Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc, a publicly held producer of potash.

Timothy J. Beaudin.  Mr. Beaudin was appointed President and Chief Operating Officer in February 2009. He joined Aimco as Chief Development Officer in October 2005 and was appointed Executive Vice President and Chief Property Operating Officer in October 2008. Mr. Beaudin oversees conventional and affordable property operations and information technology, in addition to redevelopment and construction services. He also is responsible for asset management for conventional properties. Prior to joining Aimco and beginning in 1995, Mr. Beaudin was with Catellus Development Corporation, a San Francisco, California-based real estate investment trust. During his last five years at Catellus, Mr. Beaudin served as Executive Vice President, with management responsibility for development, construction and asset management.

Lisa R. Cohn.  Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary in December 2007. From January 2004 to December 2007, Ms. Cohn served as Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining the Company, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP.

Miles Cortez.  Mr. Cortez was appointed Executive Vice President and Chief Administrative Officer in December 2007. Mr. Cortez joined Aimco in August 2001 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver, Colorado law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

James G. Purvis.  Mr. Purvis was appointed Executive Vice President — Human Resources in February 2003. Prior to joining Aimco, from October 2000 to February 2003, Mr. Purvis served as the Vice President of Human Resources at SomaLogic, Inc., a privately held biotechnology company in Boulder, Colorado.

David Robertson.  Mr. Robertson was appointed President and Chief Investment Officer in February 2009, and on March 1, 2009, he also became Chief Financial Officer. Mr. Robertson joined Aimco as Executive Vice President in February 2002 and has served as Chief Investment Officer since March 2007. In addition to serving as Aimco’s chief financial officer, Mr. Robertson is responsible for portfolio strategy, capital allocation, investments, joint ventures, asset management and transaction activities. Since February 1996, Mr. Robertson has served as Chairman of Robeks Corporation, a 150-unit privately held chain of specialty food stores that he founded.

James N. Bailey.  Mr. Bailey was first elected as a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation and Human Resources Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation and Homeowners Direct Company, all four of which are insurance companies and insurance company affiliates. He also serves as an Overseer for the New England Aquarium. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations.

Richard S. Ellwood.  Mr. Ellwood was first elected as a Director of the Company in July 1994. Mr. Ellwood is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Ellwood was the founder and President of R.S. Ellwood & Co., Incorporated, which he operated as a real estate investment banking firm until December 31, 2004. Prior to forming his firm, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated, a publicly held company. He also serves as a trustee of the Diocesan Investment Trust of the Episcopal Diocese of New Jersey and is chairman of the diocesan audit committee.

Thomas L. Keltner.  Mr. Keltner was first elected as a Director of the Company in April 2007 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Keltner served as Executive Vice President and Chief Executive Officer — Americas and Global Brands for Hilton Hotels Corporation from March 2007 through March 2008, which concluded the transition period following Hilton’s acquisition by The Blackstone Group. He currently serves as Senior Advisor to the chief executive officer of Hilton Hotels Corporation. Mr. Keltner joined Hilton Hotels Corporation in 1999 and served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999 Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc.

J. Landis Martin.  Mr. Martin was first elected as a Director of the Company in July 1994 and is currently Chairman of the Compensation and Human Resources Committee. Mr. Martin is also a member of the Audit and Nominating and Corporate Governance Committees and serves as the Lead Independent Director of Aimco’s Board. Mr. Martin is the Founder and Managing Director of Platte River Ventures LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also a director of Crown Castle International Corporation, a publicly held wireless communications company, Halliburton Company, a publicly held provider of products and services to the energy industry, and Intrepid Potash, Inc., a publicly held producer of potash.

Robert A. Miller.  Mr. Miller was first elected as a Director of the Company in April 2007 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller has served as the President of Marriott Leisure since 1997. Prior to joining Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978 Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman and currently a director of the American Resort Development Association (ARDA) and currently serves as Chairman and director of the ARDA International Foundation.

Michael A. Stein.  Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources and Nominating and Corporate Governance Committees. From January 2001 until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Mr. Stein serves on the Board of Directors of Nautilus, Inc., which is a publicly held fitness company, and the Board of Directors of Providence Health & Services, a not-for-profit health system operating hospitals and other health care facilities across Alaska, Washington, Montana, Oregon and California.

As a result of changes in roles and responsibilities among its officers, for 2008, Aimco has determined that certain officers who were listed as executive officers in the proxy statement for the Company’s 2008 annual meeting of stockholders no longer satisfy the criteria set forth in the applicable disclosure rules, and therefore are not included in this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, for example, whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). In addition to the factors mentioned, the Board previously evaluated a potential investment relationship between a Considine family partnership and a fund managed by Mr. Martin, which investment later was made on the same terms as those offered to other investors. The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that Messrs. Bailey, Ellwood, Keltner, Martin, Miller, Rhodes and Stein are independent directors (collectively the “Independent Directors”).

Meetings and Committees

The Board held five meetings during the year ended December 31, 2008. The Board has established standing Audit, Compensation and Human Resources, and Nominating and Corporate Governance committees. During

2008, no director attended fewer than 75% of the total number of meetings of the Board and any committees of the Board upon which he served.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the members of the Board attended the Company’s 2008 annual meeting of stockholders, and the Company anticipates that all of the members of the Board will attend the Meeting.

Below is a table illustrating the standing committee memberships and chairmen, and additional detail on each committee follows the table.

Nominating and
		Compensation and	Corporate
		Human Resources	Governance
Director	Audit Committee	Committee	Committee

James N. Bailey	X	X	†
Terry Considine	—	—	—
Richard S. Ellwood	X	X	X
Thomas L. Keltner	X	X	X
J. Landis Martin*	X	†	X
Robert A. Miller	X	X	X
Thomas L. Rhodes(1)	X	X	X
Michael A. Stein	†	X	X

X	indicates a member of the committee

†	indicates the committee chairman

*	indicates lead independent director

(1)	As noted above, Mr. Rhodes has notified us of his decision not to stand for reelection at the Meeting, which decision is not the result of any disagreement with the Company.

Audit Committee.

The Audit Committee currently consists of the seven Independent Directors, and the Audit Committee Chairman is Mr. Stein. The Audit Committee makes determinations concerning the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement (including the audit of the Company’s financial statements and the Company’s internal control over financial reporting), reviews the independence of the independent registered public accounting firm and considers the range of audit and non-audit fees. The Audit Committee also provides oversight for the Company’s financial reporting process, internal control over financial reporting and the Company’s internal audit function.

The Audit Committee held six meetings during the year ended December 31, 2008. The Audit Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

Aimco’s Board has determined that the Company has at least one audit committee financial expert serving on the Audit Committee, and has designated Mr. Stein as an “audit committee financial expert.” Each member of the

Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee.

The Compensation and Human Resources Committee currently consists of the seven Independent Directors, and the Compensation and Human Resources Committee Chairman is Mr. Martin. The Compensation and Human Resources Committee’s purposes are to: oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; to review and discuss with management the Compensation Discussion & Analysis; and to direct the preparation of, and approve, a report on executive compensation to be included in the Company’s proxy statement for its annual meeting of stockholders or Annual Report on Form 10-K filed with the SEC. The Compensation and Human Resources Committee held nine meetings during the year ended December 31, 2008. The Compensation and Human Resources Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee currently consists of the seven Independent Directors, and the Nominating and Corporate Governance Committee Chairman is Mr. Bailey. The Nominating and Corporate Governance Committee’s purposes are to: identify and recommend to the Board individuals qualified to serve on the Board; advise the Board with respect to Board composition, procedures and committees; develop and recommend to the Board a set of corporate governance principles applicable to Aimco and its management; and oversee evaluation of the Board and management (in conjunction with the Compensation and Human Resources Committee). The Nominating and Corporate Governance Committee held six meetings during the year ended December 31, 2008. The Nominating and Corporate Governance Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Nominating and Corporate Governance Committee selects nominees for director on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated on the basis of the same criteria noted above. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2009. During 2008, no such recommendations were received.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, and Stein for re-election. As previously noted, Mr. Rhodes has notified us of his decision not to stand for reelection at the Meeting, which decision is not the result of any disagreement with the Company.

Separate Sessions of Non-Management Directors and Lead Independent Director.

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the seven Independent Directors, met in executive session without management five times during the year ended December 31, 2008. Mr. Martin was the Lead Independent Director who presided at such executive sessions in 2008, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2009.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2008.

Nominating and
				Compensation and	Corporate
		Non-Management		Human Resources	Governance
	Board	Directors	Audit Committee	Committee	Committee

Number of Meetings	5	5	6	9	6

Director Compensation

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets. For the year ended December 31, 2008, Aimco paid the directors serving on the Board as follows:

					Change in
					Pension Value
					and
	Fees Earned				Nonqualified
	or Paid in			Non-Equity	Deferred
	Cash	Stock Awards	Option	Incentive Plan	Compensation	All Other
Name	($)(1)	($)(2)	Awards ($)	Compensation ($)	Earnings	Compensation ($)	Total ($)

James N. Bailey(3)	25,000	159,400	—	—	—	—	184,400
Terry Considine(4)	—	—	—	—	—	—	—
Richard S. Ellwood(5)	24,000	159,400	—	—	—	—	183,400
Thomas L. Keltner(6)	25,000	159,400	—	—	—	—	184,400
J. Landis Martin(7)	25,000	159,400	—	—	—	—	184,400
Robert A. Miller(8)	25,000	159,400	—	—	—	—	184,400
Thomas L. Rhodes(9)	22,000	159,400	—	—	—	—	181,400
Michael A. Stein(10)	25,000	159,400	—	—	—	—	184,400

(1)	The Independent Directors each receive a cash fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a cash fee of $1,000 for attendance at each meeting of any Board committee. Joint meetings are sometimes considered as a single meeting for purposes of director compensation.

(2)	For 2008, the Independent Directors were each awarded 4,000 shares of Common Stock, which award was made on January 29, 2008. The dollar value shown above represents the grant date fair value and is calculated based on the closing price of Aimco’s Common Stock on the New York Stock Exchange on January 29, 2008, of $39.85.

(3)	Mr. Bailey holds options to acquire an aggregate of 31,239 shares, all of which are fully vested and exercisable. See note 11, below.

(4)	Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.

(5)	Mr. Ellwood holds options to acquire an aggregate of 35,314 shares, all of which are fully vested and exercisable. See note 11, below.

(6)	Mr. Keltner holds an option to acquire 4,075 shares, which is fully vested and exercisable. See note 11, below.

(7)	Mr. Martin holds options to acquire an aggregate of 35,314 shares, all of which are fully vested and exercisable. See note 11, below.

(8)	Mr. Miller holds an option to acquire 4,075 shares, which is fully vested and exercisable. See note 11, below.

(9)	Mr. Rhodes holds options to acquire an aggregate of 35,314 shares, all of which are fully vested and exercisable. See note 11, below.

(10)	Mr. Stein holds an option to acquire 4,075 shares, which is fully vested and exercisable. See note 11, below.

(11)	Pursuant to the anti-dilution provisions of the plan pursuant to which the options were granted, the number of shares subject to the then outstanding options and the strike price of such options were adjusted to reflect the special dividends paid in January 2008, August 2008, December 2008, and January 2009.

Compensation for each of the Independent Directors in 2009 is an annual fee of 5,920 shares of Common Stock, which shares were awarded on February 3, 2009. The number of shares was determined based on the historic practice of awarding 4,000 shares as adjusted for the special dividends paid by Aimco in January 2008, August 2008, December 2008 and January 2009. The Independent Directors will also receive a fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a fee of $1,000 for attendance at each meeting of any Board committee.

Code of Ethics

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all employees of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

Corporate Governance Guidelines

The Board has adopted and approved Corporate Governance Guidelines. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, and an annual performance evaluation of the Board.

Communicating with the Board of Directors

Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary
Office of the General Counsel
Apartment Investment and Management Company
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during fiscal year 2008.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of his independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Date: March 5, 2009

MICHAEL A. STEIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
THOMAS L. KELTNER
J. LANDIS MARTIN
ROBERT A. MILLER
THOMAS L. RHODES

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2008 and 2007 were approximately $8.28 million and $8.73 million, respectively, and are described below.

Audit Fees

Fees for audit services totaled approximately $4.91 million in 2008 and approximately $5.33 million in 2007. These amounts include fees associated with the annual audit of the financial statements of Aimco, its internal control over financial reporting and the financial statements of certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of interim financial statements in Aimco’s Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings, equity or debt offerings, comfort letters and consents.

Audit-Related Fees

Fees for audit-related services totaled approximately $0.18 million in 2008 and approximately $0.29 million in 2007. Audit-related services principally include various audit and attest work not required by statute or regulation, benefit plan audits, and accounting consultations.

Tax Fees

Fees billed for tax services totaled $3.19 million in 2008 and $3.12 million in 2007. Such amounts included fees for tax compliance services for approximately 228 subsidiaries or affiliates of the Company of $2.41 million in 2008 and $2.74 million in 2007. The portion of the total representing fees for tax planning services amounted to approximately $0.77 million in 2008 and approximately $0.38 million in 2007.

All Other Fees

Fees for all other services not included above were zero in 2008 and in 2007. There were no fees billed or incurred in 2008 and 2007 related to financial information systems design and implementation.

Included in the fees above are audit and tax compliance fees of $4.39 million and $4.68 million for 2008 and 2007, respectively, for services provided to consolidated and unconsolidated partnerships for which an Aimco subsidiary is the general partner. Audit services were provided to approximately 80 such partnerships, and tax compliance services were provided to approximately 228 such partnerships during 2008.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”). The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee, typically subject to a dollar limit of $50,000. The term of any general pre-approval is generally 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. At least annually, the Audit Committee will review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In accordance with this review, the Audit Committee may add to or subtract from the list of general pre-approved services or modify the permissible dollar limit associated with pre-approvals. As set forth in the Pre-approval Policy, unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the rules on independent registered public accounting firm independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative. All of the services described above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy; none were approved pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of March 2, 2009, with respect to Aimco’s equity securities beneficially owned by (i) each director and director nominee, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as of March 2, 2009, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of March 2, 2009, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, unless otherwise specified.

	Number of		Percentage of	Number of		Percentage
Name and Address	shares of		Common Stock	Partnership		Ownership of the
of Beneficial Owner	Common Stock (1)		Outstanding (2)	Units (3)		Company (4)

Directors & Executive Officers:
Terry Considine	6,183,116	(5)	5.04%	2,439,557	(6)	6.53%
David Robertson	825,758	(7)	*	—		*
Timothy J. Beaudin	186,631	(8)	*	—		*
Miles Cortez	492,041	(9)	*	—		*
James N. Bailey	79,326	(10)	*	—		*
Richard S. Ellwood	100,076	(11)	*	—		*
Thomas L. Keltner	19,883	(12)	*	—		*
J. Landis Martin	282,146	(13)	*	34,646	(14)	*
Robert A. Miller	34,678	(12)	*	—		*
Thomas L. Rhodes	128,303	(13)	*	—		*
Michael A. Stein	30,159	(12)	*	—		*
All directors, director nominees and executive officers as a group (13 persons)	8,445,411	(15)	6.83%	2,474,203	(16)	8.21%
5% or Greater Holders:
Security Capital Research & Management Incorporated	9,618,018	(17)	8.20%	—		7.59%
10 South Dearborn Street, Suite 1400 Chicago, Illinois 60603
FMR LLC	9,228,917	(18)	7.87%	—		7.29%
Devonshire Street Boston, Massachusetts 02109
Cohen & Steers, Inc.	8,443,061	(19)	7.20%	—		6.67%
280 Park Avenue New York, New York 10017
The Vanguard Group, Inc.	7,742,488	(20)	6.60%	—		6.11%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
State Street Bank and Trust Company	6,768,571	(21)	5.77%	—		5.34%
One Lincoln Street Boston, Massachusetts 02111

*	Less than 1.0%

(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or Class I High Performance Units (“Class I Units”).

(2)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)	Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of March 2, 2009, Aimco held approximately 93% of the interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” OP Units include common OP Units and Class I Units. Generally after a holding period of twelve months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 7% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I Units are generally not redeemable for, or convertible into, Common Stock; however, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of common OP Units.

(4)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 6,998,140 common OP Units and 2,344,719 Class I Units outstanding as of March 2, 2009, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, Aimco’s ownership limit and, in the case of Class I Units, the absence of a change of control). See note (3) above. Excludes partnership preferred units issued by AIMCO Properties, L.P. and Aimco preferred securities.

(5)	Includes: 236,891 shares held directly by Mr. Considine, 161,987 shares held by an entity in which Mr. Considine has sole voting and investment power, 130,431 shares held by Titahotwo Limited Partnership RLLLP (“Titahotwo”), a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest; and 2,434,390 shares subject to options that are exercisable within 60 days. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 2,882,504 shares subject to options that are exercisable within 60 days held by Titaho Limited Partnership RLLLP (“Titaho”), a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner; 112,418 shares held by Mr. Considine’s spouse; 224,051 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power; and 444 shares held by trusts for which Mr. Considine is the trustee. Mr. Considine, Titahotwo, and an entity in which Mr. Considine has sole voting and investment power have pledged 383,998 shares as security for loans or other extensions of credit.

(6)	Includes 850,185 common OP Units and 1,589,372 Class I Units that represent 12.15% of common OP Units outstanding and 67.79% of Class I Units outstanding, respectively. The 850,185 common OP Units include 510,452 common OP Units held directly by Mr. Considine, 179,735 common OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 common OP Units held by Titahotwo, and 157,698 common OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo. Mr. Considine and an entity in which Mr. Considine has sole voting and investment power have pledged 690,187 common OP Units as security for loans or other extensions of credit.

(7)	Includes 525,187 shares subject to options that are exercisable within 60 days.

(8)	Includes 17,686 shares subject to options that are exercisable within 60 days.

(9)	Includes 327,273 shares subject to options that are exercisable within 60 days.

(10)	Includes 31,239 shares subject to options that are exercisable within 60 days.

(11)	Includes 35,314 shares subject to options that are exercisable within 60 days, 1,578 shares that are held by Mr. Ellwood’s spouse, for which Mr. Ellwood disclaims beneficial ownership, and 319 shares held in a charitable trust for which Mr. Ellwood disclaims beneficial ownership.

(12)	Includes 4,075 shares subject to options that are exercisable within 60 days.

(13)	Includes 35,314 shares subject to options that are exercisable within 60 days.

(14)	Includes 280.5 common OP Units, which represent less than 1% of the class outstanding, and 34,365 Class I Units, which represent 1.47% of the class outstanding.

(15)	Includes 6,351,348 shares subject to options that are exercisable within 60 days and 383,998 shares that have been pledged as security for loans or other extensions of credit.

(16)	Includes 850,466 common OP Units and 1,623,737 Class I Units, which represent 12.15% of common OP Units outstanding and 69.25% of Class I Units outstanding, respectively. Also includes 690,187 common OP Units that have been pledged as security for loans or other extensions of credit.

(17)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 10, 2009, by Security Capital Research & Management Incorporated (“Security Capital”). According to the schedule, Security Capital has sole voting power with respect to 7,545,818 shares and sole dispositive power with respect to all the reported shares.

(18)	Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2009, by FMR LLC on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of the shares: (a) Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 7,502,839 shares; (b) Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 117,258 shares; (c) Pyramis Global Advisors Trust Company, and indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 744,000 shares; (d) FIL Limited is the beneficial owner of 864,820 shares; (e) each of Edward C. Johnson 3d and FMR LLC has sole dispositive power with respect to 8,364,097 shares and sole voting power with respect to 835,598 shares; and (f) FIL Limited has sole dispositive power with respect to 864,820 shares and sole voting power with respect to 853,214 shares.

(19)	Beneficial ownership information is based on information contained in an Amendment No. 5 to Schedule 13G filed with the SEC on January 9, 2009, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 7,460,371 shares and 7,423,374 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.), respectively, have sole voting power and 8,443,061 shares and 8,396,206 shares, respectively, over which such entities have sole dispositive power. Also included in the securities listed above are 36,997 shares over which Cohen & Steers Europe S.A. has sole voting power and 46,855 shares over which Cohen & Steers Europe S.A. has sole dispositive power.

(20)	Beneficial ownership information is based on information contained in an Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2009, by The Vanguard Group, Inc. (“Vanguard”). According to the schedule, Vanguard has sole voting power with respect to 114,259 shares and sole dispositive power with respect to all the reported shares.

(21)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 13, 2009, by State Street Bank and Trust Company (“State Street”). According to the schedule, State Street has sole voting power and sole dispositive power with respect to all the reported shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

•	Aimco’s executive compensation philosophy;

•	Components of executive compensation;

•	Total compensation for 2008;

•	Other compensation;

•	Post-employment compensation and severance arrangements;

•	Other benefits; perquisite philosophy;

•	Stock ownership guidelines;

•	Role of outside consultants and executive officers;

•	Base salary, incentive compensation, and equity grant practices; and

•	2009 compensation.

Aimco’s Executive Compensation Philosophy

Aimco’s philosophy in setting compensation for executive officers is to provide total compensation that is competitive with that paid by a group of Aimco’s peers as identified below, both as a measure of fairness and also to limit any economic incentive to leave Aimco. Aimco ties pay in part to individual performance and in part to Aimco’s results and measures performance over one year. Aimco defers the vesting of some portion of compensation so that executives bear longer term exposure to decisions made and to create “switching costs.” Aimco also requires substantial equity holdings by senior executives in order to increase their alignment with stockholders.

Components of Executive Compensation

Total compensation for Aimco’s executive officers is comprised of the following components:

•	Base compensation;

•	Short-term incentive compensation (“STI”), paid in cash; and

•	Long-term incentive compensation (“LTI”), paid in restricted stock, stock options and/or deferred cash. LTI vests over time (typically a period of four years).

How the Committee determines the amount of target total compensation for executive officers.

The Compensation and Human Resources Committee (the “Committee”) reviews the performance of, and determines the compensation for, the Chief Executive Officer. The Committee also reviews the decisions made by the Chief Executive Officer as to the compensation of Aimco’s other executive officers.

Target total compensation for the CEO and executive officers is established using peer comparator data and market replacement data to determine the “target total compensation range” according to the following methodology:

•	Aimco employs an independent third party compensation consulting firm to build a peer comparator compensation study by position. This study provides Aimco with a median compensation target and a 75th percentile compensation target. The spread between the median and 75th percentile compensation targets is called the “market range.”

•	Aimco also employs an independent third party executive search firm to provide a specific “market replacement range” for each position based on comparable positions in real estate companies and companies in other industries with similar revenue size and management complexity.

•	Aimco uses both the market range and the market replacement range and considers each executive officer’s experience and expertise in setting his “target total compensation range” for the year.

Once the target total compensation range is set, Aimco builds the annual executive officer compensation program with the components set forth above, i.e., base compensation, STI and LTI.

How peer comparators are identified.

Aimco considers enterprise Gross Asset Value (“GAV”) as an imprecise but reasonable representation of the complexity of a real estate business and of the responsibilities of its leaders. In addition to GAV, Aimco also reviews other factors, including gross revenues, number of properties and number of employees, to determine if these factors provide any additional insight into the size and complexity factors of its analysis. Based on this analysis, Aimco includes as “peers” the following 22 real estate companies: AMB Property Corp., AvalonBay Communities Inc., Boston Properties, Inc., Brookfield Property Corp., CBL & Associates Properties, Inc., Camden Property Trust, Developers Diversified Realty Corp., Douglas Emmett, Inc., Duke Realty Corp., Equity Residential, HCP, Inc., Host Hotels & Resorts, Inc., Kimco Realty Corp., Liberty Property Trust, Macerich Co., Public Storage, Inc., Regency Centers Corp., SL Green Realty Corp., Taubman Centers, Inc., UDR, Inc., Ventas, Inc., and Weingarten Realty Investors. Approximately half of these real estate companies have a larger GAV, and the remaining companies have a smaller GAV, than Aimco.

How the Committee determines the allocation of Mr. Considine’s target total compensation between base compensation, STI and LTI.

Once the Committee determines target total compensation for Mr. Considine, it is split approximately 50%/50% between total annual cash compensation (base compensation plus STI) and LTI. Compared to the other named executive officers, the allocation between total annual cash compensation (base compensation plus STI) and LTI for Mr. Considine is weighted more heavily towards LTI because Mr. Considine has greater responsibility for, and influence over, the long-term performance of the Company.

The Committee’s philosophy with respect to Mr. Considine’s base compensation is to set a fixed base compensation amount to provide a level of base compensation that is competitive with pay for comparable chief executive officer positions in real estate companies and companies in other industries with similar revenue size and management complexity. Prior to 2006, Mr. Considine’s base compensation was paid in cash. For 2006 and 2007, Mr. Considine’s base compensation was in the form of a stock option subject to vesting based on achievement of a performance threshold. In 2006, the performance threshold was satisfied. In 2007, the performance threshold was not satisfied, and the option granted for such year expired prior to becoming exercisable. For 2008, the Committee and Mr. Considine concluded that Mr. Considine’s base compensation is more appropriately paid without performance targets. Accordingly, for 2008, Mr. Considine’s base compensation was in the form of a stock option that vested on the first anniversary of the grant date. In 2009, Mr. Considine’s base compensation will be paid in cash.

How Aimco determines the allocation of target total compensation for executive officers (other than the CEO) between base compensation, STI and LTI.

Once the CEO, in consultation with the Committee, determines target total compensation, it is split approximately 65%/35% between total annual cash compensation (base compensation plus STI) and LTI.

Base compensation amounts are generally the same for officers with comparable levels of responsibility to provide internal equity and consistency among executive officers. Executive officer base compensation is paid in cash. In some cases, base compensation varies from that of the market median or from that of officers with comparable levels of responsibility because of the current recruiting or retention market for a particular position, or because of the tenure of a particular officer in his position.

How incentive compensation (STI and LTI) serves Aimco’s objectives.

Incentive compensation is used primarily to provide total compensation potential that is competitive with pay for comparable positions in real estate companies and companies in other industries with similar revenue size and management complexity. Discretionary incentive amounts above target incentive compensation amounts reward and therefore encourage outstanding individual and Company performance. Providing incentive compensation in the form of Aimco equity that vests over time (typically a period of four years) serves as a retention incentive, aligns executive compensation with stockholder objectives and serves as an incentive to take a longer-term view of Aimco’s performance. With respect to the equity portion of incentive compensation, Aimco permits the CEO to select up to 100% of such equity compensation in stock options, and other executive officers to select up to approximately 25% of such equity compensation in stock options with the remainder in restricted stock or deferred cash. Aimco permits this individual election in order to give each executive officer the opportunity to receive a mix of restricted stock, options and/or deferred cash that best suits each individual’s investment preferences. When the equity is in the form of stock options, the currency is inherently performance based because the optionee only receives a benefit if and to the extent Aimco’s stock price rises after the date the option is granted. When the equity is in the form of restricted stock, the compensation is also linked to performance because the future value of the equity depends on the performance of Aimco’s stock.

Total compensation for 2008

For 2008, total compensation is the sum of base compensation, STI and LTI.

Base Compensation for 2008

Mr. Considine’s Base Compensation

Mr. Considine’s base compensation of $600,000 has remained the same since 2006; however, instead of paying Mr. Considine a $600,000 cash base salary, on January 29, 2008, the Committee awarded Mr. Considine a non-qualified stock option for 138,249 shares at an exercise price equal to fair market value on the date of grant ($39.85). For the purpose of calculating the number of shares subject to the stock option to be granted, the foregone $600,000 cash salary amount was divided by $4.34, which price was calculated by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). This option grant is reflected in the Summary Compensation Table — see note 6 thereto. The information with respect to this stock option as presented in the Compensation Discussion & Analysis has not been adjusted to reflect special dividends paid in August 2008, December 2008, and January 2009. For such information, please refer to the “Outstanding Equity Awards at Fiscal Year End 2008” table.

Other Executive Officer Base Compensation

For 2008, base compensation for all other executive officers was set between $300,000 and $500,000. Effective January 1, 2008, Mr. Beaudin received an increase in base compensation of $150,000. Effective July 1, 2008, Messrs. Herzog and Robertson each received an increase in base compensation of $100,000. These base salary changes were made to make base compensation more consistent with comparable positions in real estate companies and companies in other industries with similar revenue size and management complexity.

Incentive Compensation for 2008

Aimco determined STI payment based on each executive officer’s achievement of specific individual objectives as detailed in our performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for each executive officer. The Committee (in the case of Mr. Considine), or Mr. Considine, in consultation with the Committee (in the case of the other executive officers), also had discretion to adjust the final STI amount based on assessments of performance factors outside of the MAP process.

Aimco determined LTI payment based on achievement of corporate goals for 2008, which were reviewed and approved by the Board. These goals and their expected successful outcome aligned executive officers with the long-

term goals of the Company without encouraging them to take unnecessary and excessive risks. The corporate goals for 2008 were as follows:

•	Adjusted Economic Income, which is designed to reflect the intrinsic value of the Company’s assets and cash returns to stockholders, before the effect of capitalization rate and interest rate changes.

•	Conventional Same Store RNOI growth compared to REIS for revenue growth and peer companies for expense growth, on a market weighted basis.

•	Revenues achieved compared to underwriting on redevelopment projects.

•	Net proceeds from property sales, which measured Aimco’s execution of its strategy to sell properties to improve the overall quality of the Company’s portfolio and using the proceeds for de-levering activities, share repurchases, and other corporate activity.

•	Other key business plan objectives, including Funds From Operations (“FFO”) per share, maintaining a safe balance sheet, asset allocation and other transaction-related goals, resident satisfaction, and team member engagement.

Mr. Considine and the Committee evaluated the results achieved against these objectives. Each executive officer was awarded approximately 66% of his LTI target.

The Committee set Mr. Considine’s total compensation for 2008 below the low end of his target total compensation range. In making this determination, the Committee considered Mr. Considine’s achievement of his MAP objectives, Aimco’s performance against its LTI goals, the current economic conditions and the decline in Aimco’s share price. This resulted in the following:

2008 Incentive Compensation
		Target Total	STI	LTI
Target Total	Paid	Incentive		Stock	Restricted	Total 2008
Compensation Range ($)	Base ($)	Compensation Range ($)	Cash ($)	Options ($)	Stock ($)	Compensation ($)

4,500,000 — 6,000,000	600,000	3,900,000 — 5,400,000	1,700,000	2,000,000	0	4,300,000

Mr. Considine’s STI was paid in cash and his LTI was in the form of a ten-year non-qualified stock option to acquire 809,717 shares, which option vests ratably over four years. The option was granted February 3, 2009. Because the equity award for 2008 LTI was made in 2009, pursuant to the applicable disclosure rules, such award will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2008” table in Aimco’s proxy statement for the 2010 annual meeting of stockholders. In determining the form of Mr. Considine’s LTI, the Committee considered Aimco’s “burn rate” and discussed with Mr. Considine his preference for the form in which his equity is awarded and gave Mr. Considine latitude in making the determination. Mr. Considine prefers the risk and potential upside inherent in stock options and therefore selected all of his equity compensation in stock options. The Committee and Mr. Considine believe that it is in the stockholders’ best interest to motivate and reward Mr. Considine in this highly entrepreneurial manner. Providing LTI in the form of Aimco equity that vests over time serves as a retention incentive, aligns Mr. Considine’s compensation with stockholder objectives and serves as an incentive to take a longer term view of Aimco’s performance. Mr. Considine’s compensation is highly variable, and has fluctuated over the past five years.

Mr. Considine, in consultation with the Committee, set 2008 total compensation for the other named executive officers at or below the low end of each person’s target total compensation range. This determination was based on each named executive officer’s achievement of his MAP objectives, Aimco’s performance against its LTI goals, the current economic conditions and the decline in Aimco’s share price. In determining the 2008 STI, Mr. Considine and the Committee noted that: Mr. Herzog provided leadership in efficiently managing Aimco’s accounting and financial reporting functions; Mr. Robertson provided leadership in the disposition of approximately $2.6 billion in assets; Mr. Beaudin provided leadership over Aimco’s redevelopment activity and assumed responsibility for all property operations; and Mr. Cortez provided leadership over large challenged assets in the portfolio.

						2008 Incentive Compensation ($)
				Target Total		STI	LTI
	Target Total		Paid	Incentive			Stock	Restricted	Total 2008
	Compensation Range($)		Base ($)	Compensation Range($)		Cash ($)	Options ($)	Stock ($)	Compensation ($)

Mr. Herzog	1,450,000	— 1,950,000	400,000	1,050,000	— 1,550,000	697,500	0	450,000	1,547,500
Mr. Robertson	2,250,000	— 2,950,000	450,000	1,800,000	— 2,500,000	1,111,500	175,000	525,000	2,261,500
Mr. Beaudin	2,300,000	— 3,000,000	500,000	1,800,000	— 2,500,000	1,100,000	0	700,000	2,300,000
Mr. Cortez	900,000	— 1,200,000	350,000	550,000	— 850,000	250,000	0	265,000	865,000

Pursuant to the applicable disclosure rules, the STI shown above appears in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.”

With respect to LTI, both the shares of restricted stock and the stock options were granted February 3, 2009, and vest ratably over four years. Because the equity awards for 2008 incentive compensation were made in 2009, pursuant to the applicable disclosure rules, such awards will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2008” table in Aimco’s proxy statement for the 2010 annual meeting of stockholders. For the purpose of calculating the number of shares of restricted stock to be granted, the dollars allocated to restricted stock were divided by $9.33 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date. The five-day average was used to provide a more fair approximation of the value of the stock at the time of grant by muting the effect of any single day spikes or declines. For the purpose of calculating the number of shares subject to the stock options to be granted, the dollars allocated to stock options were divided by $2.47, which price was calculated by the Committee’s independent compensation consultant using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R. The stock options have an exercise price per share of $8.92, which is equal to the fair market value of Aimco’s Common Stock on February 3, 2009 (pursuant to Aimco’s 2007 Stock Award and Incentive Plan (the “2007 Plan”), “fair market value” is defined as the closing price of Aimco’s Common Stock on the grant date).

Other Compensation

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards. No such additional compensation was provided to the named executive officers in 2008.

Post-Employment Compensation and Severance Arrangements

401(k)

Aimco provides a 401(k) plan that is offered to all Aimco team members. In 2008, Aimco matched 100% of participant contributions to the extent of the first 3% of the participant’s eligible compensation and 50% of participant contributions to the extent of the next 2% of the participant’s eligible compensation. For 2008, the maximum match by Aimco was $9,200, which is the amount that Aimco matched for each of Messrs. Herzog, Robertson, Beaudin, and Cortez’s 2008 401(k) contributions. Because Mr. Considine’s base compensation for 2008 was not paid in cash, he did not have taxable wages in 2008 and thus was not eligible for the employer matching contribution.

Effective January 29, 2009, Aimco suspended the employer matching contribution. As a result, participant contributions made on or after January 29, 2009, will not be matched with an employer contribution. Aimco may resume employer matching contributions on a discretionary basis at any time.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a SERP or any similar arrangements.

Executive Employment and Severance Arrangements

In response to a stockholder proposal seeking certain limitations regarding executive severance arrangements, in July 2004, the Committee adopted an executive severance policy. That policy provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. Even prior to the Committee’s response to the stockholder proposal, it had been Aimco’s longstanding practice not to enter into agreements with senior executives to provide excessive severance arrangements.

On December 29, 2008, Aimco entered into an employment agreement with Mr. Considine to replace his July 29, 1994, employment agreement and the 2002 non-competition and non-solicitation agreement between Mr. Considine and Aimco. The employment agreement was entered into to reflect current practice and update Aimco’s agreement with Mr. Considine, which had not been formally revised since the Company’s initial public offering in 1994, and to make the compensation arrangements compliant with certain Internal Revenue Service requirements, primarily Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which required documentary compliance by December 31, 2008. In connection with the execution of the employment agreement, Mr. Considine did not receive any additional equity awards or signing bonus. The Committee evaluated the terms of Mr. Considine’s employment agreement in comparison to those of the CEOs of Aimco’s peers and other comparable companies.

The employment agreement is for an initial five-year term, with automatic renewal for successive one-year terms until the year in which Mr. Considine reaches age 70, unless earlier terminated. The employment agreement eliminates the evergreen term in the prior employment agreement.

Mr. Considine continues to receive his current base pay of $600,000, subject to future increase. Mr. Considine also continues to be eligible to participate in Aimco’s performance-based incentive compensation plan with a target total incentive compensation amount of not less than $3.9 million, which may be paid in cash or in equity.

The employment agreement continues the current practice of providing severance payments to Mr. Considine upon his termination of employment by Aimco without cause, by Mr. Considine for good reason and upon a termination for reason of disability. The payments under the prior non-competition and non-solicitation agreement have either been eliminated or included in the severance payments payable under the employment agreement, depending upon the circumstances.

Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of change in control was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, as opposed to shareholder approval of such event.

Upon his termination of employment by Aimco without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine is generally entitled to (a) a lump sum cash payment equal to two times the sum of base salary at the time of termination and $1.65 million, subject to certain limited reductions, (b) any STI earned but unpaid for a prior fiscal year, (c) a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs, and (d) immediate full acceleration of any outstanding unvested stock options and equity awards with certain limitations on the term thereof.

In the event of Mr. Considine’s death, the Company will pay or provide to Mr. Considine’s estate any earned but unpaid base salary and vested accrued benefits and any STI earned but unpaid for a prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable subject to certain limitations on the term thereof.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment. The limited gross-up payment is intended to balance the interests of Aimco’s stockholders, eliminate the incentive for the early exercise of stock options and reflect competitive practice.

The employment agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions.

None of Messrs. Herzog, Robertson or Cortez has an employment agreement or severance arrangement. As agreed to in connection with the recruitment of Mr. Beaudin, if Mr. Beaudin’s employment is terminated other than for cause, Mr. Beaudin is entitled to a separation payment in an amount equal to his base salary of $500,000 and accelerated vesting of certain restricted stock grants. Messrs. Herzog and Robertson had certain grants that provided for accelerated vesting if such executive’s employment is terminated other than for cause; such grants became fully vested in 2008. The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Herzog, Robertson, Beaudin and Cortez provide that upon a change of control, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option. Upon Mr. Herzog’s resignation from Aimco, which became effective March 1, 2009, he forfeited all unvested restricted stock and unvested stock options.

Other Benefits; Perquisite Philosophy

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco stock. The Committee and management have established stock ownership guidelines for Aimco’s executive officers. Equity ownership guidelines for all executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. The Committee and Mr. Considine reviewed each executive officer’s holdings in light of the stock ownership guidelines and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.

Aimco’s stock ownership guidelines require the following:

Officer Position	Ownership Target

Chief Executive Officer	Lesser of 5x base salary or 75,000 shares
President, Chief Operating Officer,
Chief Financial Officer,
Chief Investment Officer,
Chief Administrative Officer	Lesser of 4x base salary or 35,000 shares
Other Executive Vice Presidents	Lesser of 3x base salary or 22,500 shares

Each of Messrs. Considine, Herzog, Robertson, Beaudin and Cortez exceed the ownership targets established in Aimco’s stock ownership guidelines.

Role of Outside Consultants and Executive Officers

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The Committee has engaged Aon Consulting (“Aon”), as its independent compensation consultant. At the direction of the Committee, Aon coordinates and consults with James G. Purvis, Executive Vice President of Human Resources, and his executive compensation team, regarding executive compensation matters. Aon provides the Committee with an independent view of both market data and plan design. Aon did not provide any other services for Aimco in 2008. Aimco has engaged Ferguson Partners to assist in designing Aimco’s executive compensation plan. The Committee also engaged Frederick W. Cook & Co., Inc. and the law firm of Proskauer Rose LLP to advise the Committee concerning Mr. Considine’s 2008 employment agreement.

Base Salary, Incentive Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on July 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is awarded on a date determined by the Committee, typically in late January or early February.

Aimco grants equity in two scenarios: in connection with incentive compensation, as discussed above; and in connection with certain new-hire packages.

With respect to LTI, the Committee sets the grant date for the stock option and restricted stock grants. The Committee sets grant dates at the time of its final compensation determination in late January or early February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, option grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the 2007 Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (David Robertson) and/or Corporate Secretary (Lisa R. Cohn). The Committee and Mr. Robertson and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

In 2008, other than with respect to year-end incentive compensation for 2007, Aimco made no equity awards, either as part of new-hire packages or as additional compensation.

2009 Compensation

The Committee has made determinations of target total compensation (base compensation, STI and LTI) for 2009, which will be based on achievement of the objectives of Aimco’s 2009 approved operating plan and achievement of specific individual objectives. Target total compensation ranges for the named executive officers are as follows: Mr. Considine — $3.04 million to $4.05 million; Mr. Robertson — $1.9 million to $2.5 million; Mr. Beaudin — $1.9 million to $2.5 million; and Mr. Cortez — $550,000 to $700,000. Both Aimco and individual performance will determine the amount paid for 2009 incentive compensation, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash, and LTI will be paid in the form of restricted stock, stock options and/or deferred cash.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

The Compensation and Human Resources Committee held nine meetings during fiscal year 2008. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: March 5, 2009

J. LANDIS MARTIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
THOMAS L. KELTNER
ROBERT A. MILLER
THOMAS L. RHODES
MICHAEL A. STEIN

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE

										Change in
										Pension
										Value and
										Nonqualified
									Non-Equity	Deferred	All
Name and						Stock			Incentive	Compensation	Other
Principal		Salary		Bonus		Awards	Option		Plan Compensation	Earnings	Compensation
Position	Year	($)		($)		($)(1)	Awards ($)(2)		($)(3)	($)	($)(4)	Total ($)

Terry Considine — Chairman of the Board of Directors and Chief Executive Officer(5)	2008	—	(6)	—		338,242	2,766,285	(7)	1,700,000	—	—	4,804,527
	2007	—	(6)	—		338,242	1,681,643	(7)	—	—	—	2,019,885
	2006	—	(6)	—		338,242	2,580,589	(7)	1,650,000	—	—	4,568,831
Thomas M. Herzog — Executive Vice President and Chief Financial Officer(8)	2008	400,000		—		557,270	43,256		697,500	—	9,200	1,707,226
	2007	350,003		—		712,595	16,906		750,000	—	9,000	1,838,504
	2006	350,000		—		514,424	16,906		800,000	—	8,800	1,690,130
David Robertson — President, Chief Investment Officer, and Chief Financial Officer(8)	2008	450,000		—		2,440,608	468,102		1,111,500	—	9,200	4,479,410
	2007	389,611		106,711	(9)	2,454,193	269,263		1,125,000	—	9,000	4,353,778
	2006	350,000		1,500,000	(10)	1,839,351	209,953		1,725,000	—	8,800	5,633,104
Timothy J. Beaudin — President and Chief Operating Officer	2008	500,000		—		1,049,132	41,034		1,100,000	—	9,200	2,699,366
	2007	350,004		—		1,298,376	13,922		800,000	—	9,000	2,471,302
	2006	845,833	(11)	300,000	(12)	774,642	5,695		600,000	—	8,800	2,534,970
Miles Cortez — Executive Vice President and Chief Administrative Officer	2008	350,000		—		678,613	22,589		250,000	—	9,200	1,310,402

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the years presented for the fair value of restricted stock granted to each of the named executive officers in

2006, 2007 and 2008, as applicable, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2008, and note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2006. See the “Grants of Plan-Based Awards in 2008” table for information on awards made in 2008. These amounts reflect Aimco’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the years presented for the fair value of stock options granted to each of the named executive officers in 2006, 2007 and 2008, as applicable, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2008, and note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2006. See the “Grants of Plan-Based Awards in 2008” table for information on options granted in 2008. These amounts reflect Aimco’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	For 2008, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on February 3, 2009, which target amounts were established by the Committee on August 28, 2008 (and on January 29, 2008 for Mr. Cortez), as discussed below in the “Grants of Plan-Based Awards in 2008” table. For 2008, cash payments were made on February 13, 2009. For 2007, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on January 29, 2008, which target amounts were established by the Committee on February 5, 2007, and July 30, 2007. For 2006, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on February 5, 2007, which target amounts were established by the Committee on February 13, 2006.

(4)	Represents non-discretionary matching contributions under Aimco’s 401(k) plan.

(5)	Mr. Considine receives annual cash compensation pursuant to an employment agreement with Aimco. The initial two-year term of the original agreement expired in July 1996, but the agreement was automatically renewed for successive one-year terms and was replaced by a new employment agreement on December 29, 2008. The base salary payable under the original employment agreement was subject to annual review and adjustment by the Board. The base salary under the December 2008 employment agreement is subject to review and adjustment as may be determined by the Board from time to time. For 2006, 2007 and 2008, Mr. Considine received his base salary in the form of a stock option instead of cash. Mr. Considine is also eligible for a bonus set by the Committee. The December 2008 employment agreement provides that Mr. Considine’s target incentive opportunity shall not be less than $3.9 million, provided the applicable achievement targets are met.

(6)	For 2008, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 138,249 shares as discussed below in the “Grants of Plan-Based Awards in 2008” table. For 2007, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 53,097 shares. Because Aimco did not meet the 2007 FFO Target, this option was forfeited in its entirety and is not exercisable. For 2006, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 115,385 shares, contingent upon Aimco’s achievement of the 2006 Adjusted Funds From Operations (“AFFO”) Target. The 2006 performance threshold was satisfied.

(7)	Includes the SFAS 123R expense associated with the options granted to Mr. Considine in lieu of cash base salary (see note (6) to this table). The option granted for 2007 was forfeited in its entirety (see note (6) to this table); accordingly, there is no SFAS 123R expense associated with such option.

(8)	Effective March 1, 2009, Mr. Herzog resigned from his positions as Executive Vice President and Chief Financial Officer. Effective February 10, 2009, Mr. Robertson was promoted to President and Chief Investment Officer, and effective March 1, 2009, Mr. Robertson also became Chief Financial Officer.

(9)	As determined in 2005, Mr. Robertson was eligible for a cash payment upon the closing of a specified transaction, which was anticipated to occur in 2006 and ultimately closed in 2007.

(10)	For 2006, in addition to Mr. Robertson’s cash payment based on the target amount for non-equity incentive compensation shown above, Mr. Robertson received an additional cash bonus payment, which was made on February 28, 2007.

(11)	In connection with recruiting Mr. Beaudin, Aimco and Mr. Beaudin agreed to a mutual trial period during which his initial salary was at a higher rate, resulting in an annual amount as indicated above. For 2007, his annual base salary was at a rate of $350,000, and for 2008, his annual base salary was at a rate of $500,000.

(12)	In connection with recruiting Mr. Beaudin, in 2006, at the conclusion of a mutual trial period he was paid a $300,000 cash bonus.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table provides details regarding plan-based awards granted to the named executive officers during the year ended December 31, 2008. The information on the restricted stock grants shown below reflects the grants as made and does not reflect additional shares received as a result of special dividends paid in August 2008 and December 2008. Those adjustments are reflected in the “Outstanding Equity Awards at Fiscal Year-End 2008” table below (see note 2 thereto). The information on the option grants shown below also reflects the grants as made and does not reflect the adjustments made pursuant to the anti-dilution provisions of the plans pursuant to which the options were granted as a result of the special dividends paid in August 2008, December 2008, and January 2009. Those adjustments are reflected in the “Outstanding Equity Awards at Fiscal Year-End 2008” table below (see note 1, thereto).

									All	All Other
									Other	Option
									Stock	Awards:		Exercise
									Awards:	Number of		or Base		Grant
						Estimated Future Payouts			Number	Securities		Price of		Date Fair
						Under Equity Incentive Plan			of Shares	Under-		Option		Value of
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Awards			of Stock	lying		Awards		Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options		($/Sh)		Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)		(4)		Awards

Terry Considine	1/29/2008	(1)	—	—	2,400,000	—	—	—	—	138,249	(5)	39.85	(5)	600,001	(5)

			—	—	—	—	—	—	—	599,078		39.85		2,599,999

Thomas M. Herzog	1/29/2008	(1)	90,000	—	850,000	—	—	—	7,500					298,875

			—	—	—	—	—	—	—	24,286		39.85		105,401

David Robertson	1/29/2008	(1)	21,000	—	1,500,000	—	—	—	13,947					555,788

			—	—	—	—	—	—	—	45,162		39.85		196,003

Timothy J. Beaudin	1/29/2008	(1)	50,000	—	1,450,000	—	—	—	8,438					336,254

			—	—	—	—	—	—	—	27,321		39.85		118,573

Miles Cortez	1/29/2008	(1)	25,000	—	450,000	—	—	—	2,438					97,154

			—	—	—	—	—	—	—	7,893		39.85		34,256

(1)	On January 29, 2008, in connection with its review and determination of year-end 2007 compensation, the Committee approved certain compensation arrangements related to Mr. Considine and, in conjunction with Mr. Considine, the Committee approved certain compensation arrangements related to Messrs. Herzog, Robertson, Beaudin and Cortez. For 2007, year-end bonuses were in the form of cash and equity, and because the equity grants were made in 2008 (even though they were for 2007 compensation), as required by the disclosure rules, the equity portion is shown above.

Pursuant to the 2007 Plan, the Committee made equity awards as follows: Mr. Considine — a non-qualified stock option to acquire 599,078 shares; Mr. Herzog — 7,500 shares of restricted stock, and a non-qualified stock option to acquire 24,286 shares; Mr. Robertson — 13,947 shares of restricted stock, and a non-qualified stock option to acquire 45,162 shares; Mr. Beaudin — 8,438 shares of restricted stock, and a non-qualified stock option to acquire 27,321 shares; and Mr. Cortez — 2,438 shares of restricted stock, and a non-qualified stock option to acquire 7,893 shares. All of the foregoing equity awards vest ratably over four years beginning with the first anniversary of the grant date.

The options have a term of ten years and, as granted, had an exercise price per share of $39.85, which was equal to the fair market value of Aimco’s Common Stock on January 29, 2008 (per the 2007 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the grant date). The options were valued at approximately $4.34 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R. The number of shares of restricted stock was determined based on the average of the closing prices of Aimco’s Common Stock on the New York Stock Exchange for the five trading days immediately prior to and including the grant date, or $39.28. Holders of restricted stock are entitled to receive any dividends declared and paid on such shares commencing on the date of grant.

(2)	On August 28, 2008 (and on January 29, 2008, for Mr. Cortez), the Committee made determinations of target total incentive compensation for 2008 based on achievement of the objectives of Aimco’s 2008 approved operating plan, which included specific transaction related goals and the 2008 FFO Target, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Considine — $3.9 million to $5.4 million; Mr. Herzog — $1.05 million to $1.55 million; Mr. Robertson — $1.8 million to $2.5 million; Mr. Beaudin — $1.8 million to $2.5 million; and Mr. Cortez — $550,000 to $850,000. The table above indicates the target cash portion of these total target amounts. The equity portions of these total target amounts were awarded in 2009; therefore, pursuant to the applicable disclosures rules, such awards will be reflected in this table in Aimco’s proxy statement for the 2010 annual meeting of stockholders.

(3)	The information on the restricted stock grants shown above reflect the grants as made. The information in the table above does not reflect additional shares received as a result of special dividends paid in August 2008 and December 2008. Those adjustments are reflected in the “Outstanding Equity Awards at Fiscal Year-End 2008” table below (see note 2, thereto).

(4)	The information on the option grants shown above reflect the grants as made. The information in the table above does not reflect the adjustments made pursuant to the anti-dilution provisions of the plans pursuant to which the options were granted as a result of the special dividends paid in August 2008, December 2008, and January 2009. Those adjustments are reflected in the “Outstanding Equity Awards at Fiscal Year-End 2008” table below (see note 1, thereto).

(5)	For 2008, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 138,249 shares, which grant was also made by the Committee on January 29, 2008, pursuant to the 2007 Plan. The number of shares subject to the option was determined by dividing $600,000 by $4.34. This option grant vested on the first anniversary of the grant date. The option has a term of ten years and, as granted, had an exercise price per share of $39.85, which was equal to the fair market value of Aimco’s Common Stock on January 29, 2008 (per the 2007 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the grant date). The option was valued at approximately $4.34 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2008, for the named executive officers, other than those awards that have been transferred for value. The table also shows unvested and unearned stock awards assuming a market value of $11.55 a share (the closing market price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2008).

	Option Awards							Stock Awards
					Equity							Equity Incentive
					Incentive						Equity	Plan Awards:
					Plan						Incentive	Market or Payout
					Awards:					Market	Plan Awards:	Value of
					Number of					Value of	Number of	Unearned
	Number of		Number of		Securities			Number		Shares or	Unearned	Shares,
	Securities		Securities		Underlying			of Shares		Units of	Shares,	Units or
	Underlying		Underlying		Unexercised	Option		or Units		Stock	Units or	Other
	Unexercised		Unexercised		Unearned	Exercise	Option	of Stock		That Have	Other Rights	Rights
	Options (#)		Options (#)		Options	Price	Expiration	That Have		Not Vested	That Have	That Have
Name	Exercisable(1)		Unexercisable(1)		(#)	($) (1)	Date	Not Vested (#)(2)		($)(2)(3)	Not Vested(#)	Not Vested ($)

Terry Considine	0	(4)	178,334	(4)		30.89	1/29/2018	23,278	(5)	268,861
	0	(6)	772,784	(6)		30.89	1/29/2018
	49,580	(7)	148,740	(7)		46.11	2/5/2017
	24,039	(8)	96,155	(8)		46.11	2/5/2017
	156,715	(9)	0	(9)		31.64	2/13/2016
	259,693	(10)	389,538	(10)		31.64	2/13/2016
	244,476	(11)	162,982	(11)		28.02	2/16/2015
	417,362	(12)	104,340	(12)		23.60	2/19/2014
	521,699	(13)	0	(13)		23.60	2/19/2014
Thomas M. Herzog	0	(14)	31,328	(14)		30.89	1/29/2018	9,055	(15)	104,585
	10,250	(16)	10,250	(16)		24.99	1/19/2014	6,911	(17)	79,822
								6,558	(18)	75,745
								19,558	(19)	225,895
								4,256	(20)	49,157
David Robertson	0	(21)	58,257	(21)		30.89	1/29/2018	16,836	(22)	194,456
	0	(23)	793,339	(23)		40.96	3/15/2013	44,406	(24)	512,889
	35,017	(25)	17,507	(25)		23.60	2/19/2014	35,652	(26)	411,781
	105,170	(27)	0	(27)		26.76	2/3/2013	23,768	(28)	274,520
	81,290	(29)	0	(29)		26.76	2/3/2013	12,257	(30)	141,568
	271,639	(31)	0	(31)		32.19	2/4/2012
Timothy J. Beaudin	0	(32)	35,243	(32)		30.89	1/29/2018	10,190	(33)	117,695
	5,917	(34)	8,874	(34)		35.70	7/31/2016	5,790	(35)	66,875
								6,260	(36)	72,303
								41,390	(37)	478,055
Miles Cortez	0	(38)	10,182	(38)		30.89	1/29/2018	2,941	(39)	33,969
	17,009	(40)	8,504	(40)		23.60	2/19/2014	3,843	(41)	44,387
	41,157	(42)	0	(42)		32.10	1/28/2012	1,639	(43)	18,930
	258,057	(44)	0	(44)		35.40	7/17/2011	17,781	(45)	205,371
								6,938	(46)	80,134
								10,180	(47)	117,579

(1)	Pursuant to the anti-dilution provisions of the plan pursuant to which the options were granted, the number of shares subject to the then outstanding options and the strike price of such options were adjusted, where applicable, to reflect the special dividends paid in January 2008, August 2008, December 2008, and January 2009. The footnotes to each option award provide the original number of shares subject to the option and the original exercise price on the grant date.

(2)	The information on unvested stock shown above has been adjusted, where applicable, to reflect additional shares received as a result of special dividends paid in January 2008, August 2008, and December 2008. The information on unvested stock shown above has not been adjusted to reflect the special dividend paid January 29, 2009, to all stockholders of record on December 29, 2008, because the special dividend was not paid on such shares until January 29, 2009. The footnotes to each stock award provide the number of shares originally issued on the grant date.

(3)	Amounts reflect the number of shares of restricted stock that have not vested multiplied by the market value of $11.55 a share, which was the closing market price of Aimco’s Common Stock on December 31, 2008.

(4)	This option was granted for the purchase of 138,249 shares at an exercise price of $39.85 per share and vests 100% on the first anniversary of the grant date of January 29, 2008.

(5)	This award was granted February 16, 2005, for a total of 44,447 shares of restricted stock and vests 20% on each anniversary of the grant date.

(6)	This option was granted for the purchase of 599,078 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(7)	This option was granted for the purchase of 146,018 shares at an exercise price of $62.63 per share and vests 25% on each anniversary of the grant date of February 5, 2007.

(8)	This option was granted for the purchase of 88,496 shares at an exercise price of $62.63 per share and vests 20% on each anniversary of the grant date of February 5, 2007.

(9)	Because Aimco earned at least $2.40 per share of adjusted funds from operations for 2006, this option grant for the purchase of 115,385 shares at an exercise price of $42.98 per share vested on the first anniversary of the grant date of February 13, 2006.

(10)	This option was granted for the purchase of 478,011 shares at an exercise price of $42.98 per share and vests 20% on each anniversary of the grant date of February 13, 2006.

(11)	This option was granted for the purchase of 300,000 shares at an exercise price of $38.05 per share and vests 20% on each anniversary of the grant date of February 16, 2005.

(12)	This option was granted for the purchase of 384,114 shares at an exercise price of $32.05 per share and vests 20% on each anniversary of the grant date of February 19, 2004.

(13)	This option was granted for the purchase of 384,113 shares at an exercise price of $32.05 per share and vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 19, 2004.

(14)	This option was granted for the purchase of 24,286 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(15)	This award was granted January 29, 2008, for a total of 7,500 shares and vests 25% on each anniversary of the grant date.

(16)	This option was granted for the purchase of 37,737 shares at an exercise price of $33.95 per share and vests 20% on each anniversary of the grant date of January 19, 2004; the option was exercised in part for 15,096 shares on December 8, 2006, and 7,547 shares on May 11, 2007.

(17)	This award was granted February 5, 2007, for a total of 7,315 shares and vests 25% on each anniversary of the grant date.

(18)	This award was granted February 5, 2007, for a total of 6,502 shares and vests 20% on each anniversary of the grant date.

(19)	This award was granted February 13, 2006, for a total of 25,858 shares and vests 20% on each anniversary of the grant date.

(20)	This award was granted February 16, 2005, for a total of 8,449 shares and vests 20% on each anniversary of the grant date.

(21)	This option was granted for the purchase of 45,162 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(22)	This award was granted January 29, 2008, for a total of 13,947 shares and vests 25% on each anniversary of the grant date.

(23)	This option was granted for the purchase of 584,113 shares at an exercise price of $55.64 per share and vests 25% on March 15, 2010, 35% on March 15, 2011, and 40% on March 15, 2012.

(24)	This award was granted February 5, 2007, for a total of 46,733 shares and vests 25% on each anniversary of the grant date.

(25)	This option was granted for the purchase of 64,453 shares at an exercise price of $32.05 per share and vests 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for an aggregate of 25,782 shares between February 22 and March 6, 2006.

(26)	This award was granted February 13, 2006, for a total of 46,902 shares and vests 20% on each anniversary of the grant date.

(27)	This option was granted for the purchase of 77,434 shares at an exercise price of $36.35 per share and vested 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date of February 3, 2003.

(28)	This award was granted February 16, 2005, for a total of 46,903 shares and vests 20% on each anniversary of the grant date.

(29)	This option was granted for the purchase of 84,071 shares at an exercise price of $36.35 per share and vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 3, 2003; the option was exercised in part for an aggregate of 24,218 shares during the period of March 6-15, 2006.

(30)	This award was granted May 15, 2004, for a total of 48,361 shares and vests 20% on each anniversary of the grant date.

(31)	This option was granted for the purchase of 200,000 shares at an exercise price of $43.73 per share and vested 8.334% on the first and second anniversaries of the grant date, 53.332% on the third anniversary of the grant date, and 15% on each of the fourth and fifth anniversaries of the grant date of February 4, 2002.

(32)	This option was granted for the purchase of 27,321 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(33)	This award was granted January 29, 2008, for a total of 8,438 shares and vests 25% on each anniversary of the grant date.

(34)	This option was granted for the purchase of 10,890 shares at an exercise price of $48.50 per share and vests 20% on each anniversary of April 10, beginning on April 10, 2007.

(35)	This award was granted February 5, 2007, for a total of 6,096 shares and vests 25% on each anniversary of the grant date.

(36)	This award was granted February 5, 2007, for a total of 6,177 shares and vests 20% on each anniversary of the grant date.

(37)	This award was granted July 31, 2006, for a total of 65,340 shares and vests 25% on each of April 10, 2007, 2008, 2009 and 2010.

(38)	This option was granted for the purchase of 7,893 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(39)	This award was granted January 29, 2008, for a total of 2,438 shares and vests 25% on each anniversary of the grant date.

(40)	This option was granted for the purchase of 31,306 shares at an exercise price of $32.05 per share and vests 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for 12,523 shares on December 11, 2006.

(41)	This award was granted February 5, 2007, for a total of 4,064 shares and vests 25% on each anniversary of the grant date.

(42)	This option was granted for the purchase of 30,303 shares at an exercise price of $43.60 per share and vested 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date of January 28, 2002.

(43)	This award was granted February 5, 2007, for a total of 1,625 shares and vests 20% on each anniversary of the grant date.

(44)	This option was granted for the purchase of 200,000 shares at an exercise price of $48.10 per share and vested 60% on the third anniversary, and 20% on each of the fourth and fifth anniversaries, of the grant date of July 17, 2001; the option was exercised in part for 10,000 shares on February 27, 2007.

(45)	This award was granted February 13, 2006, for a total of 23,507 shares and vests 20% on each anniversary of the grant date.

(46)	This award was granted February 16, 2005, for a total of 13,761 shares of restricted stock and vests 20% on each anniversary of the grant date.

(47)	This award was granted May 15, 2004, for a total of 40,397 shares and vests 20% on each anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2008, for the persons named in the Summary Compensation Table above. The stock vestings reflected below include additional shares received as a result of the special dividends paid in January 2008, August 2008, and December 2008. Because the stock vestings reflected below occurred prior to the special dividend paid January 29, 2009, to all stockholders of record on December 29, 2008, the information below has not been adjusted to reflect such special dividend.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($) (1)

Terry Considine	—	N/A	9,466	346,740
Thomas M. Herzog	—	N/A	18,009	639,307
David Robertson	—	N/A	63,936	1,983,385
Timothy J. Beaudin	—	N/A	20,036	753,026
Miles Cortez	—	N/A	20,114	776,331

(1)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the table and discussion that follows, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2008. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which could be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officers’ separation from Aimco.

Mr. Considine’s 2008 Employment Agreement

Under his 2008 employment agreement, Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of change in control was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, as opposed to shareholder approval of such event.

In the event Mr. Considine’s employment is terminated without cause by Aimco, by Mr. Considine for good reason, or for reason of disability, Mr. Considine will be entitled to: a lump sum cash payment equal to two times the sum of his base salary at the time of termination and $1.65 million, subject to certain limited deductions; the amount of any STI earned but unpaid for the fiscal year preceding the termination date; a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs; continued medical coverage at Aimco’s expense until the earlier of (a) eighteen months following the date of termination, or (b) Mr. Considine becoming eligible for coverage under the medical plans of a subsequent employer, provided that in the event Mr. Considine’s medical coverage terminates pursuant to (a), he will be entitled to a lump sum payment equal to six times the monthly COBRA premium then in effect; and immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

In the event of Mr. Considine’s disability, the lump sum cash payment described above shall be offset by any long-term disability benefits received under Aimco’s long-term disability insurance plan. In the event of a qualifying disability, Mr. Considine is entitled to $10,000 per month in long-term disability pay for the length of the qualifying disability up to age 65.

In the event of Mr. Considine’s death, Aimco will pay or provide to Mr. Considine’s estate the amount of any STI earned but unpaid for the prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment.

Accelerated Vesting Upon Change of Control

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Herzog, Robertson, Beaudin and Cortez provide that upon a change of control, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option. Upon Mr. Herzog’s resignation from Aimco, which became effective March 1, 2009, he forfeited all unvested restricted stock and unvested stock options.

Accelerated Vesting upon Termination of Employment Due to Death or Disability

As set forth above, in the event Mr. Considine’s employment is terminated for reason of disability, Mr. Considine will be entitled to immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term. In the event of Mr. Considine’s death, all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Herzog, Robertson, Beaudin and Cortez provide that upon termination of employment due to death or disability, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option. Upon Mr. Herzog’s resignation from Aimco, which became effective March 1, 2009, he forfeited all unvested restricted stock and unvested stock options.

Accelerated Vesting Upon Termination of Employment other than for Cause

Certain grants to Mr. Beaudin provide for accelerated vesting if his employment is terminated other than for cause. Aimco typically does not provide accelerated vesting under such circumstances; however, in some cases, in order to recruit or retain executives, such accelerated vesting is necessary or desirable. Messrs. Herzog and Robertson had grants that provided for accelerated vesting if such executive’s employment is terminated other than for cause; such grants became fully vested in 2008.

Non-competition and Non-Solicitation Agreements

Effective in January 2002 for Messrs. Considine, Robertson and Cortez, and in connection with their employment by Aimco for Messrs. Herzog and Beaudin, Aimco entered into certain non-competition and non-solicitation agreements with each executive. Mr. Considine’s 2002 non-competition and non-solicitation agreement was replaced by his December 2008 employment agreement. Pursuant to the agreements, each of these named executive officers agreed that during the term of his employment with the Company and for a period of two years following the termination of his employment, except in circumstances where there was a change in control of the Company, he could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employ or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the named executive officers protect Aimco’s trade secrets and confidential information. Mr. Beaudin’s agreement does not include the non-competition covenant as described in (i) above; rather, his covenant requires that during the term of his employment with the Company and for a period of 12 months following the termination of his employment, he will not compete against the Company in any acquisition opportunities with which he was involved during his employment. For Messrs. Herzog, Robertson and Cortez, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to exceed the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

Mr. Beaudin’s Termination other than for Cause

If Mr. Beaudin’s employment is terminated other than for cause, Mr. Beaudin is entitled to a separation payment in an amount equal to his base salary of $500,000.

The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2008.

	Value of Accelerated Stock and Stock Options ($)(1)					Severance ($)								Non-
	Change			Termination	Termination	Change				Termination		Termination		Compete
	in	Death or		Without	With Good	in				Without		For Good		Payments
Name	Control	Disability		Cause	Reason	Control	Death	Disability		Cause		Reason		($)(2)

Terry Considine	268,861	268,861	(3)	268,861	268,861	—	—	6,171,512	(3)(4)	6,171,512	(4)	6,171,512	(4)	—
Thomas M. Herzog(5)	535,204	535,204		—	—	—	—	—		—		—		600,000
David Robertson	1,535,214	1,535,214		—	—	—	—	—		—		—		666,667
Timothy J. Beaudin	734,927	734,927		478,055	—	—	—	—		500,000		—		—
Miles Cortez	500,369	500,369		—	—	—	—	—		—		—		466,667

(1)	Amounts reflect value of accelerated stock using the closing market price on December 31, 2008, of $11.55 per share. None of the executive officers had in-the-money stock options on December 31, 2008.

(2)	Amounts assume the agreements were enforced by the Company and the payments extended for 24 months.

(3)	Amount does not reflect the offset for long-term disability benefit payments in the case of a qualifying disability under Aimco’s long-term disability insurance plan.

(4)	Amount consists of a lump sum cash payment equal to (a) two times the sum of his base salary and $1.65 million, (b) $1.65 million STI for 2008, and (c) 24 months of medical coverage reimbursement. The severance benefits would not have triggered the excise tax and, accordingly, no gross-up payment is included in the amount shown above.

(5)	Mr. Herzog resigned from Aimco effective March 1, 2009; accordingly, he is no longer eligible for the accelerated vesting amounts shown above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of the end of the 2008 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Number of Securities
Remaining Available for
Future Issuance under
		Weighted Average	Equity Compensation
	Number of Securities To Be	Exercise	Plans
	Issued upon Exercise of	Price of Outstanding	(Excluding Securities
	Outstanding Options	Options, Warrants and	Subject to Outstanding
Plan Category	Warrants and Rights	Rights	Unexercised Grants)

Equity compensation plans approved by security holders	10,377,910	$31.01	1,646,081
Equity compensation plans not approved by security holders	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. Our Nominating and Corporate Governance Committee, pursuant to a written policy approved by our Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits.

Related Person Transactions

There are no personal loans or other extensions of credit to any director or executive officer.

Miles Cortez III, the adult son of Miles Cortez, Executive Vice President and Chief Administrative Officer, was a full time employee of Aimco through August 1, 2008. Following his departure from Aimco through December 31, 2008, Miles Cortez III served as a consultant to Aimco. The combined compensation and consulting fees paid to Miles Cortez III were in excess of $120,000. Pursuant to the policy noted above, the Nominating and Corporate Governance Committee reviewed and approved the employment of Miles Cortez III.

On September 26, 2008, the Nominating and Corporate Governance Committee and the Compensation and Human Resources Committee authorized Aimco to repurchase 34,365 Class I Units held by Board member Thomas L. Rhodes. The repurchase price was based on the average closing price of Aimco’s Common Stock for the five trading days prior to the repurchase. The Nominating and Corporate Governance Committee determined that the repurchase was in the best interests of Aimco and its stockholders for a number of reasons, including that the transaction was based on market pricing and was consistent with the Company’s strategy at the time of repurchasing stock. The average closing price for the period of September 22-26, 2008 was $33.356.

On October 27, 2008, the Nominating and Corporate Governance Committee and the Compensation and Human Resources Committee authorized Aimco to repurchase a stock option held by Titaho Limited Partnership, RLLLP (“Titaho”), a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner. The option was exercisable for 203,729 shares at an exercise price per share of $26.87 and expired on January 20, 2009. The repurchase terms were as follows: the average closing price for the five trading days prior to the expiration of the option (January 12-16, 2009), less the $26.87 exercise price per share, with such difference multiplied by the 203,729 shares and that product divided by the five-day average, which quotient determined the number of shares to be issued in the repurchase. The Nominating and Corporate Governance Committee determined that the repurchase was in the best interests of Aimco and its stockholders for a number of reasons, including that it mitigated dilution, did not confer any economic benefits that were not already present in the option, resulted in no additional expense to Aimco and permitted the purpose of the option to be effected. The average closing price for the period of January 12-16, 2009, was less than $26.87. Accordingly, no shares were issued in the repurchase, and the remaining option shares expired unexercised.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.

Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2008, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2008, all filing requirements were complied with by its executive officers and directors. Aimco is not aware of any beneficial owner of more than ten percent of any class of any of Aimco’s registered equity securities.

Stockholders’ Proposals.  Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2010 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 6, 2009, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2010 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before December 30, 2009, or after January 28, 2010.

Other Business.  Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Available Information.  Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Aimco to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

Aimco incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Aimco has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237

If you would like to request documents from the Company, please do so by April 13, 2009, to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 5, 2009. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS
March 5, 2009
Denver, Colorado

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 27, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/aiv • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. The Board of Directors makes no recommendation on Proposal 3.

+
1.	Election of Directors:	01 - James N. Bailey	02 - Terry Considine	03 - Richard S. Ellwood	04 - Thomas L. Keltner
		05 - J. Landis Martin	06 - Robert A. Miller	07 - Michael A. Stein

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Aimco for the fiscal year ending December 31, 2009.	☐	☐	☐	3.	Stockholder proposal regarding enactment of a majority vote standard for future uncontested director elections.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
+
<STOCK#>           010H9B

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Apartment Investment and Management Company

PROXY FOR COMMON STOCK
SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 27, 2009
The undersigned hereby appoints Terry Considine, David Robertson and Lisa R. Cohn and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at the Four Seasons Hotel, One Logan Square, Philadelphia, PA 19103, on Monday, April 27, 2009, at 8:00 a.m., and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof).
IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE SEVEN DIRECTOR NOMINEES, “FOR” PROPOSAL 2 AND AS AN ABSTENTION ON PROPOSAL 3.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
(Items to be voted appear on reverse side).